Exhibit 15
Allstate Life Insurance Company
3075 Sanders Road
Northbrook, IL 60062-6127
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the three-month periods ended March 31, 2017 and 2016, and have issued our report dated May 4, 2017, for the three-month and six-month periods ended June 30, 2017 and 2016, and have issued our report dated August 3, 2017, and for the three-month and nine-month periods ended September 30, 2017 and have issued our report dated November 2,2017. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, are incorporated by reference in these Registration Statements.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of these Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Chicago, Illinois
November 3, 2017